Exhibit 99.1

Walgreens Boots Alliance Announces Leadership Transition

Rosalind Brewer Steps Down as CEO and Member of the Board

Ginger Graham, Current Lead Independent Director, Appointed Interim CEO

Search Process to Identify a Permanent CEO Is Underway

DEERFIELD, Ill. – September 1, 2023 – Walgreens Boots Alliance, Inc. (Nasdaq: WBA) today announced that the Board of Directors and Rosalind Brewer have mutually agreed that Ms. Brewer will step down as the Company’s Chief Executive Officer (CEO) and as a member of the Board, as of August 31, 2023. The Board has appointed Ginger Graham, current Lead Independent Director of WBA, as the Company’s interim CEO. Ms. Brewer has agreed to continue to advise WBA while the Company conducts a search for a permanent CEO.

Stefano Pessina, Executive Chairman, WBA, said, “On behalf of the entire Board, I would like to thank Roz for her contributions to WBA. Roz navigated the Company through the global pandemic, overseeing the critical rollout of vaccines in Walgreens pharmacies and to high-risk populations across the country. She furthered our consumer facing capabilities while supporting the culture of community and team-member engagement in difficult times. We appreciate her hard work and commitment to the Company during this period of unprecedented change.”

Ms. Brewer said, “I am grateful to have had the opportunity to lead Walgreens Boots Alliance and to work alongside such talented and dedicated colleagues. I am proud of what we accomplished together. We’ve improved the lives of our employees, expanded healthcare services for our customers and enhanced our ability to deliver on our purpose of ‘more joyful lives through better health.’ Over the past several years, we have recruited a world class team to WBA, including the first-ever Chief Customer Officer and the first-ever President of U.S. Healthcare, and invested deeply in the improvement of the Company’s overall culture. I am confident that WBA is on track to be a leading consumer-centric healthcare company, serving thousands of communities across the country, especially those that need access to healthcare the most. I look forward to watching the Company continue its transformation to deliver localized healthcare.”

Roz Brewer was named Chief Executive Officer of WBA in March 2021, just as COVID-19 vaccines were becoming available to the American people. She built and led a team to stand up the technology for a vaccine scheduling system, created a safe operating model for store labor, and developed a plan to drive vaccine equity. To date, WBA has delivered over 70 million vaccine shots. In October 2021, Ms. Brewer and her team introduced a significant strategic pivot towards the growth of WBA into healthcare, including three strategic acquisitions to expand and accelerate WBA’s consumer-centric healthcare offerings. During her tenure the company also achieved considerable cost savings through its transformational cost management program.

The Board’s process to identify a new CEO is underway with the support of a leading global executive search firm.

Ginger Graham Named Interim CEO of Walgreens Boots Alliance

“Ginger is the ideal person to serve as interim CEO, given her leadership experience across multiple segments of the healthcare industry, deep knowledge of WBA, and strong operational skills,” said Mr. Pessina. “Our Board and leadership team will intensify our focus on creating value for our customers and our shareholders while we advance the search for a successor with deep healthcare experience to lead in today’s dynamic environment.”

Ms. Graham said, “By capitalizing fully on the strength of WBA’s strong mission, values, and brand we have an enormous opportunity to play an even more valued role in local healthcare delivery. My focus will be on our people and our operations, working together to drive shareholder value creation and ensuring a smooth transition as soon as we identify the next CEO for the future.”

For nearly three decades, Ms. Graham held leadership positions across the healthcare industry. She has served on the WBA Board of Directors since 2010, and in October 2022, was named the WBA Board Lead Independent Director. From 2003 to 2007, she was President and CEO of Amylin Pharmaceuticals, a biopharmaceutical company focused on first-in-class medicines for people with diabetes. Prior to that, she was Group Chairman, Office of the President for Guidant Corporation, a global leader in cardiology medical technology. Graham was on faculty at Harvard Business School and started her career at Eli Lilly and Company. She has served on the Boards of multiple healthcare companies and advised numerous companies and CEOs on building healthcare businesses. She is a graduate of the University of Arkansas and holds an MBA from Harvard University.

The Company expects full-year 2023 adjusted EPS to be at or near the low end of its previously stated range. The Company will discuss 2024 guidance at its next regularly scheduled quarterly earnings call.

About Walgreens Boots Alliance

Walgreens Boots Alliance (Nasdaq: WBA) is an integrated healthcare, pharmacy and retail leader serving millions of customers and patients every day, with a 170-year heritage of caring for communities.

A trusted, global innovator in retail pharmacy with approximately 13,000 locations across the U.S., Europe and Latin America, WBA plays a critical role in the healthcare ecosystem. The company is reimagining local healthcare and well-being for all as part of its purpose – to create more joyful lives through better health. Through dispensing medicines, improving access to a wide range of health services, providing high quality health and beauty products and offering anytime, anywhere convenience across its digital platforms, WBA is shaping the future of healthcare.

WBA employs more than 325,000 people and has a presence in nine countries through its portfolio of consumer brands: Walgreens, Boots, Duane Reade, the No7 Beauty Company, Benavides in Mexico and Ahumada in Chile. Additionally, WBA has a portfolio of healthcare-focused investments located in several countries, including China and the U.S.

The company is proud of its contributions to healthy communities, a healthy planet, an inclusive workplace and a sustainable marketplace. WBA has been recognized for its commitment to operating sustainably: the company is an index component of the Dow Jones Sustainability Indices (DJSI) and was named to the 100 Best Corporate Citizens 2022.

Cautionary Note Regarding Forward-Looking Statements: All statements in this release that are not historical including, without limitation, those regarding future leadership and achievement of and execution on our business and financial goals and strategy, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not guarantees of future performance and involve risks, assumptions and uncertainties, including those described in Item 1A (Risk Factors) of our Form 10-K for the fiscal year ended August 31, 2022 and in other documents that we file or furnish with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. These forward-looking statements speak only as of the date they are made. We do not undertake, and expressly disclaim, any duty or obligation to update publicly any forward-looking statement after the date of this release, whether as a result of new information, future events, changes in assumptions or otherwise.

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